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                                                                    EXHIBIT 5.2




                            CRAVATH, SWAINE & MOORE
                                Worldwide Plaza
                               825 Eighth Avenue
                               New York, NY 10019


                                                                  March 16, 1994


                            Paine Webber Group Inc.
                           PaineWebber Finance L.L.C.


Dear Sirs:

        We have acted as United States counsel for Paine Webber Group
Inc. (the "Guarantor") and PaineWebber Finance L.L.C. (the "Company") in connection with the proposed issuance by the Company of up to 16,000,000 Exchangeable Cumulative Preferred Limited Liability Company Interests (the "Preferred Interests") of the Company, the guarantee of certain payment obligations of the Company with respect to the Preferred Interests by the Guarantor and the possible issuance by the Guarantor, in exchange for the Preferred Interests, of Depositary Shares (the "Depositary Shares") representing shares of Series Preferred Stock, par value $20 per share (the "Guarantor Preferred Stock"), of the Guarantor.

        In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including the following: (a) the Restated Certificate of Incorporation of the Guarantor; (b) the By-laws of the Guarantor; (c) the proposed forms of Payment and Guarantee Agreement (the "Guarantee") to be executed and delivered by the Guarantor for the benefit of the holders from time to time of the Preferred Interests and Loan Agreement between the Guarantor and the Company; and (d) the proposed form of Deposit Agreement (a "Deposit Agreement") among the Guarantor, Chemical Bank (the "Depositary") and the holders from time to time of certificates evidencing Depositary Shares.

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        Based upon the foregoing, we are of opinion as follows:

        1. The Guarantor has been duly incorporated and is a validly existing corporation under the laws of the State of Delaware.

        2. The Guarantee has been duly authorized by all requisite corporate action of the Guarantor and will, when executed, constitute a legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other laws affecting creditors' rights generally from time to time in effect). The enforceability of the Guarantee is also subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

        3. Assuming that a valid certificate of designations stating the powers, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, of any series of Guarantor Preferred Stock has been validly adopted, executed and filed in accordance with the Restated Certificate of Incorporation of the Guarantor and the Delaware General Corporation Law (the "DGCL") and certificates evidencing the Guarantor Preferred Stock have been duly executed and delivered against receipt of consideration approved by the Board of Directors of the Guarantor which is not less than the par value of the Guarantor Preferred Stock and otherwise in accordance with the DGCL, the Guarantor Preferred Stock, when issued and delivered, will be duly authorized, validly issued, fully paid and nonassessable.

        4.  Assuming due execution and delivery of a Deposit
Agreement, that the applicable amount of Guarantor Preferred Stock has been deposited with the Depositary and that certificates representing the Depositary Shares have been duly executed and delivered in accordance with such Deposit Agreement, and making the same assumptions with respect to the issuance of such Guarantor Preferred Stock set forth in the foregoing paragraph 3, the Depositary Shares, when issued and delivered, will be duly and validly issued and will be entitled to the benefits of such Deposit Agreement.

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        We know that we may be referred to, as counsel who has passed upon the validity of the Guarantee and the issuance of the Guarantor Preferred Stock or Depositary Shares on behalf of the Guarantor, under the heading "LEGAL MATTERS" in the Prospectus forming a part of the Registration Statement on Form S-3 relating to the Preferred Interests, the Guarantee, the Guarantor Preferred Stock and the Depositary Shares, filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, and we hereby consent to such use of our name in said Registration Statement and to the use of this opinion for filing with said Registration Statement as Exhibit 5.2 thereto.


                                                         Very truly yours,


                                                         CRAVATH, SWAINE & MOORE


Paine Webber Group Inc.
   1285 Avenue of the Americas
          New York, NY 10019

PaineWebber Finance L.L.C.
In care of Paine Webber Group Inc.
   1285 Avenue of the Americas
          New York, NY 10019

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